Exhibit 99.1

Editorial Contact:	Investor Relations Contact:
Gwen Carlson	Scott Allen
Conexant Systems, Inc.	Conexant Systems, Inc.
(949) 483-7363	(949) 483-2698
CONEXANT ANNOUNCES PRICING OF COMMON STOCK OFFERING
     NEWPORT BEACH, Calif., Sept. 24, 2009 — Conexant Systems, Inc. (NASDAQ: CNXT) today announced the pricing of an underwritten public offering of 7.0 million shares of its common stock at a price to the public of $2.85 per share. Conexant has granted the underwriter a 30-day option to purchase up to an additional 1.05 million shares of its common stock to cover over-allotments, if any. Conexant expects to receive net proceeds, after deducting the underwriting discount and estimated offering expenses, of approximately $18.4 million from the offering, or $21.2 million if the underwriter exercises its over-allotment option in full. Oppenheimer & Co. Inc. is the sole underwriter of the offering. The offering is expected to close on September 29, 2009, subject to customary closing conditions.
     Conexant intends to use the net proceeds of the offering for general corporate purposes including, but not limited to, repaying, redeeming, or repurchasing existing debt, and for working capital, capital expenditures, and acquisitions.
     This press release does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under securities laws of any such state or jurisdiction. Copies of the prospectus supplement and related prospectus relating to the offering may be obtained from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 300 Madison Avenue, 5th Floor, New York, NY, 10017, by telephone at (212) 667-8563, or via email at EquityProspectus@opco.com.
About Conexant
     Conexant’s comprehensive portfolio of innovative semiconductor solutions includes products for imaging, audio, video, and embedded-modem applications.  Conexant is a fabless semiconductor company headquartered in Newport Beach, Calif.

Safe Harbor Statement
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import and includes statements about the proposed offering of our common stock and the anticipated use of proceeds from the offering. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.
     These risks and uncertainties include, but are not limited to: our ability to successfully complete the offering on terms and conditions satisfactory to us, our ability to satisfy the conditions to the closing of the offering, the possible adverse impact on the market price of our shares of common stock due to the dilutive effect of the securities to be sold in the offering, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.
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Conexant is a registered trademark of Conexant Systems, Inc.